Exhibit 10

Compensation of Named Executive Officers

Our executive officers are at-will employees.  We do not have a written employment contract with any of them.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.  For 2012, we have set the following officers’ annual salaries and expect to contribute to their defined contribution profit sharing trust accounts, as follows:

		Estimated
		Profit Sharing
	2012	Trust
	Salary	Contribution{1}

Karen Colonias President and Chief Executive Officer	$350,000	$25,000

Thomas J Fitzmyers Chairman of the Board	267,376	25,000

Phillip Terry Kingsfather
President and Chief Executive Officer of Simpson Strong-Tie Company Inc.	305,910	25,000

Michael J. Herbert Vice President	291,582	25,000

Brian J. Magstadt Chief Financial Officer, Treasurer and Secretary	225,000	22,500

Jeffrey E. Mackenzie Vice President	169,744	16,974

{1}      If we employ the officer on December 31, 2012, or if he or she is age sixty or older, we will (in 2013) contribute to his or her profit sharing trust account 10% of his or her salary, with a contribution limit of $25,000 for 2012, plus a pro rata share of forfeitures by other participants. The estimates in this table assume that no forfeitures will occur.

The 2012 salaries represent a 3% increase for each of Phillip Terry Kingsfather, Michael J. Herbert and Jeffrey E. Mackenzie, a 24% increase for Karen Colonias, a 79% increase for Brian J. Magstadt and a 23% decrease for Thomas J Fitzmyers from their 2011 salaries. The changes in salary for Karen Colonias, Thomas J Fitzmyers and Brian J. Magstadt are related to the changes in their positions with the Company.

Those officers participate in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors.  For this purpose, we generally define operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:	Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs

Equals:	Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees.  We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ended on the last day of the second month of the quarter

Less:	Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule
Goodwill and indefinite lived intangible assets
Self-Insured workers’ compensation reserves

Multiplied by:	Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:	Qualifying level

Based on our operating profit for each of the 4 quarters of 2012, our officers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect our officers’ ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payouts will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2012, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout{1}

Karen Colonias	$86,753,000	$57,671,000	$950,000

Thomas J Fitzmyers	86,753,000	57,671,000	640,000

Phillip Terry Kingsfather	86,753,000	57,671,000	800,000

Michael J. Herbert	86,753,000	57,671,000	389,000

Brian J. Magstadt	86,753,000	57,671,000	225,000

Jeffrey E. Mackenzie	86,753,000	57,671,000	180,000

{1}      Amounts expected to be paid for the full year of 2012 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Each of our officers participates in our 2011 Incentive Plan.  Whether we grant restricted stock units under our 2011 Incentive Plan each year depends on whether we meet the applicable operating profit goal for the preceding year.  If we do not achieve the applicable operating profit goal for a year, we do not grant restricted stock units to the affected officers for that year.  If we achieve our operating profit goals for 2012, computed as income from operations plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation costs, we anticipate granting restricted stock units to the following executive officers for the following numbers of shares of our common stock:

		Restricted
	Operating	Stock Unit
	Profit Goal{1}	Award

Karen Colonias	$86,753,000	21,350 shares

Phillip Terry Kingsfather	86,753,000	10,675 shares

Brian J. Magstadt	86,753,000	5,340 shares

Thomas J Fitzmyers	86,753,000	3,865 shares

Michael J. Herbert	86,753,000	1,720 shares

Jeffrey E. Mackenzie	86,753,000	11,440 shares

{1}    The Operating Profit Goal relates to Simpson Strong-Tie Company Inc.  We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

At their meeting on January 30, 2012, the Compensation and Leadership Development Committee of our Board of Directors finalized additional restricted stock unit awards and goals for Karen Colonias, Phillip Terry Kingsfather and Brian J. Magstadt. Theses awards will be based on performance against estimated sales of the products from our recent strategic acquisitions of S&P Clever Reinforcement Company AG, S&P Clever Reinforcement International AG, Fox Industries, Inc., Automatic Stamping, LLC and Automatic Stamping Auxiliary Services, LLC (collectively, the “Recently Acquired Businesses”). The number of restricted stock units may be increased or decreased based on the percentage above or below estimated sales, but at least 75% of the sales goal must be reached for an award to be earned. The number of potential restricted stock units earned and the goals for these individuals are as follows:

Restricted Stock Unit Award
Phillip
	Karen	Terry	Brian J.
Recently Acquired Businesses	Colonias	Kingsfather	Magstadt

75% of sales goal – $30,000,000	4,575 shares	2,287 shares	1,145 shares
100% of sales goal – $40,000,000	9,150 shares	4,575 shares	2,290 shares
150% of sales goal – $60,000,000	18,300 shares	9,150 shares	4,580 shares

We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The total number of restricted stock units earned by achieving both the operating profit goal and the sales goal of the Recently Acquired Businesses may be modified up or down by 10% based on a peer group comparison of total shareholder return, including stock price appreciation and dividends paid. The peer group consists of the following companies:

Illinois Tool Works	Fastenal Company
Gibralter Industries	Eagle Material Inc.
Masco Corporation	Trex Co. Inc.
USG Corporation	Stanley Black & Decker, Inc.

If the Company’s total shareholder return is below the peer group average, 90% of the restricted stock units will be awarded, if it is at the peer group average 100% of the restricted stock units will be awarded, and if it is above the peer group average, 110% of the restricted stock units will be awarded. Therefore, the maximum potential restricted stock units awards is 43,615 shares for Karen Colonias, 21,807 shares for Phillip Terry Kingsfather and 10,912 shares for Brian J. Magstadt.

Also on January 30, 2012, the Compensation and Leadership Development Committee of our Board of Directors approved the additional grant of 1,250 restricted stock units to Mr. Herbert if the Committee determines that he completes the introduction of products from the Recently Acquired Businesses into Asia or the Middle East and another grant of 1,250 restricted stock units if the Committee determines that he identifies an acquisition target in Asia or the Middle East. In addition, he will be granted at least 1,250 restricted stock units if we exceed our 2012 budgeted goal for sales in Asia and the Middle East by 10%, to increase to a maximum of 2,500 shares if we exceed our 2012 budgeted goal for sales in Asia and the Middle East by 15%, as follows:

Restricted
Stock Unit
Asia and the Middle East	Award

110% of sales goal – $9,350,000	1,250 shares
115% of sales goal – $9,775,000	2,500 shares

We use these parameters only for the purposes stated above. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

We also pay allowances for travel costs. Thomas J Fitzmyers receives compensation for the cost to hire an airplane for travel between his home and our offices or for business travel.  We compute the cost of the use of airplanes using the Standard Industrial Fare Level tables in the applicable Internal Revenue Service Regulations. We estimate our cost for this allowance for 2012 will be approximately $665,000, although the amount of compensation to be recognized by Thomas J Fitzmyers under the Internal Revenue Service regulations may be less, depending on the extent of the use of the airplane for business travel.

The Compensation and Leadership Development Committee did not renew the housing allowance for Phillip Terry Kingsfather, and it will expire at the end of July 2012. We estimate our cost for this allowance for 2012 will be approximately $76,000.

Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $40,000,

•                  a fee of $2,000 for attending a scheduled meeting of our Board of Directors, whether he or she attends in person or by telephone,

•                  a fee of $2,000 for attending a scheduled committee meeting held on a day when our Board of Directors does not meet, whether he or she attends in person or by telephone,

•                  a fee of $1,000 for attending a committee meeting on the same day as a scheduled meeting of our Board of Directors or another committee, whether he or she attends in person or by telephone, and

•                  a fee of half the normal meeting fee for attending an unscheduled Board of Directors or committee meeting held by telephone.

We pay the Lead Independent Director an additional annual fee of $10,000. We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our independent directors is eligible to receive 1,425 restricted stock units under our 2011 Incentive Plan for each year that we meet our annual operating profit goal.  The operating profit goal for awards for our independent directors is the same as the operating profit goal for awards to our Named Executive Officers.